Exhibit 99.1

RESOLUTE ENERGY CORPORATION

ANNOUNCES CLOSING OF SALE OF GARDENDALE ASSETS

IN THE MIDLAND BASIN

Denver, Colorado – December 22, 2015 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) announced today that it has closed the sale of its Gardendale assets in the Midland Basin of West Texas to a private party for a purchase price of $177.5 million.  The transaction has an effective date of September 1, 2015.

The net proceeds of the sale will be used to repay $95 million under the Company’s revolving credit facility, representing all amounts currently outstanding under that facility, although the facility will remain in place.  In connection with the sale, the borrowing base under the Company’s revolving credit facility has been reduced by $20 million to $145 million.  The remainder of the net proceeds of the sale will be used in a combination of cash held on the Company’s balance sheet and repayment of a portion of the amounts outstanding under the Company’s second lien term loan.

Petrie Partners, LLC and BMO Capital Markets acted as financial advisors to Resolute on the Gardendale asset sale transaction.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” “upon,” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2014 and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities.  Resolute’s producing properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com